CO-ADMINISTRATION AGREEMENT

November 1, 1999 as amended and restated November 16, 2005 and November 15, 2006

Credit Suisse Asset Management Securities, Inc.
466 Lexington Avenue
New York, New York 10017-3140

Dear Ladies and Gentlemen:

            Each of the Credit Suisse Funds (and the portfolios thereof) listed in Exhibit A hereto (each a "Fund", and together the "Funds") confirms its agreement with Credit Suisse Asset Management Securities, Inc. (the "Administrator") as follows:

          1. Investment Description; Appointment

            Each Fund desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its organizational documents as amended from time to time (the "Charter"), in the Fund's prospectus(es) (the "Prospectus") and Statement(s) of Additional Information (the "Statement of Additional Information") as in effect from time to time, and in such manner and to the extent as may from time to time be approved by the Board of Directors or Trustees, as the case may be, of the Fund (the "Board"). Copies of the Prospectus, Statement of Additional Information and the Charter and By-laws of each Fund have been made available to the Administrator. Each Fund employs Credit Suisse Asset Management, LLC (the "Adviser") as its investment adviser and desires to employ and hereby appoints the Administrator as its co-administrator. The Administrator accepts this appointment and agrees to furnish the services for the compensation set forth below.

          2. Services

          (a) Subject to the supervision and direction of the Board of each Fund, the Administrator will provide the following administrative services:

            (i) assist in supervising all aspects of each Fund's operations, except those performed by other parties pursuant to written agreements with the Fund; provided, that the distribution of Funds' shares shall be the sole responsibility of the Funds' distributor;

           (ii) assist in and coordinate the preparation of annual post-effective amendments (and supplements thereto) to each Fund's registration statement on Form N-1A and provide specific information for inclusion therein; prepare and file with the Securities and Exchange Commission (the "SEC") the Funds' Forms N-Q and N-PX; prepare and file with the SEC the Funds' Forms N-CSR (other than the included financial report); provide disclosure control review and chief executive officer and chief financial officer certifications for SEC filings; assist the Funds' other co-administrator (the "Co-Administrator") with preparation of Form N-SARs for the Funds and provide specific information for inclusion therein;

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          (iii) furnish corporate secretarial services, including preparation of the agendas and specific materials for meetings of the Funds' Boards and committees thereof; distribute Board and committee meeting materials and prepare minutes of routine meetings of the Boards and any committees thereof and of a Fund's shareholders; and liaising with the Boards and providing additional information upon request;

          (iv) monitor compliance by the Funds with relevant provisions of the federal securities laws; coordinate the resolution of compliance matters identified with appropriate parties; assist the Adviser, at the Adviser's request, in developing and monitoring compliance procedures for compliance with a Fund's investment objective, policies and restrictions, tax status, personal trading and proxy voting procedures and certain other applicable laws and regulations related to trading practices, such as soft dollar and best execution policies;

          (v) supply the Funds with office facilities (which may be the Administrator's own offices), internal executive, legal, regulatory and administrative services, and stationery and office supplies;

          (vi) oversee the preparation and production of the annual and semiannual reports to Fund shareholders, prepare the management letters and review and comment on the reports, including notes to the financial statements;

          (vii) act as liaison between each Fund and the Fund's independent public accountants, counsel, custodian or custodians, transfer agent and Co-Administrator, and take all reasonable action to assure that all necessary and reasonably requested information is made available to each of them; actively participate with other relevant parties in the resolution of matters raised affecting the Funds and their operations;

          (viii) act as liaison with the SEC and other regulators in relation to inquiries and inspections;

          (ix) review, approve and arrange for the payment of Fund expenses; review and approve expense budgets and periodic expense adjustments;

          (x) develop and maintain website for the Funds;

          (xi) conduct due diligence of financial intermediaries that propose to enter into distribution and/or service agreements for the sale of Fund shares, negotiate legal arrangements with those intermediaries, provide specific information to financial intermediaries for transmission to their clients/customer, coordinate administrative efforts to offer Fund shares on various distribution platforms, reconcile invoices of financial intermediaries with transfer agency records, and arrange for the payment of financial intermediaries to the extent they are paid out of Fund assets;

          (xii) monitor compliance with the Funds' frequent trading policy, oversee review of transaction information provided by financial intermediaries to the Funds or the Funds' transfer agent, determine the appropriateness of hardship exceptions to various Funds' redemption fee requirements, monitor as-of trades, assist in the correction of net

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asset value or other errors affecting Fund share prices, and provide periodic reports to the Boards regarding these matters;

          (xiii) coordinating certain mailings to Fund shareholders, such as prospectus supplements, but specifically excluding dividend payments and transaction confirmations and account statements;

          (xiv) review each Fund's tax returns as prepared by the Co-Administrator; oversee preparation and coordinate the mailing of Forms 1099 for the Funds; prepare descriptive information to accompany Forms 1099; monitor the accuracy of data provided on Forms 1099; and with the advice of counsel and Fund independent accountants, determine the appropriate tax treatment for specific investments or investment strategies;

          (xv) maintain and preserve Fund records consisting of Board and committee meeting materials and minutes, Fund corporate/trust records, Fund agreements with service providers, Fund policies and procedures and files evidencing compliance with the Funds' Rule 17j-1 code of ethics;

          (xvi) respond to Fund shareholder complaints and shareholder inquiries as requested by the Fund's transfer agent;

          (xvii) oversee the provision of certain shareholder liaison services by the Fund's transfer agent (i.e., the transfer agent's response to inquiries of Fund shareholders, its provision of information on shareholder investments, its assistance to Fund shareholders in changing account options and addresses);

          (xviii) prepare reports and provide information regarding the Funds as requested by the Boards or by other Fund service providers;

          (xix) assist in and coordinate the preparation of proxy statements; provide assistance in the solicitation of Fund shareholders by providing data for inclusion in proxy statements, coordinating proxy solicitors and other vendors, coordinating mailing of proxies and other solicitation materials, conducting shareholder meetings and developing strategies for solicitation campaigns; and

          (xx) provide information to the Adviser and the Funds' distributor, as reasonably requested, concerning the Funds, such as portfolio holdings, expense ratios and performance information, to support their advisory and distribution activities.

          3.   Compensation

         For services provided pursuant to Section 2 of this Agreement, each Fund will pay the Administrator a monthly fee in arrears at an annual rate equal to 0.09% of the average daily net assets attributable to the Fund's Common, Advisor, Class A, Class B and Class C shares, except that the Administrator will provide the services herein for any Credit Suisse institutional mutual fund and any institutional class of a Credit Suisse mutual fund without compensation. If this Agreement is in effect for any period less than a full calendar month, the fee shall be prorated according to the proportion that such period of

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effectiveness bears to the full monthly period. For the purpose of determining fees payable to the Administrator, the value of a Fund's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

          4.   Expenses

         The Administrator will bear all expenses in connection with the performance of its services under this Agreement; provided, however, that each Fund will reimburse the Administrator for the reasonable out-of-pocket expenses incurred by it on behalf of the Fund upon presentation of appropriate documentation. Such reimbursable expenses shall include, but not be limited to, postage, telephone, facsimile, photocopying and commercial courier charges.

         Each Fund will bear certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of members of the Fund's Board who are not officers, directors, or employees of the Adviser or the Administrator or any of their affiliates; SEC fees and state blue sky qualification fees; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; except as otherwise provided herein, costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers of the Board; costs of any pricing services; and any extraordinary expenses.

          5.   Standard of Care

         The Administrator shall exercise its best judgment in rendering the services listed in Section 2 above. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by a Fund in connection with the matters to which this Agreement relates; provided, however, that nothing in this Agreement shall be deemed to protect or purport to protect the Administrator against liability to the Fund or its shareholders to which the Administrator would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of the Administrator's reckless disregard of its obligations and duties under this Agreement.

          6.   Term of Agreement

         This Agreement shall continue for an initial period of one year and thereafter shall continue automatically (unless terminated as provided herein) for successive annual periods with respect to a Fund, provided that such continuance is specifically approved at least annually by (a) a vote of a majority of the Board and (b) a vote of a majority of the Board members who are not interested persons (as defined in the 1940 Act) of the Fund ("Independent Board Members"), by vote cast in person at a meeting called for

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the purpose of voting on such approval. This Agreement is terminable with respect to a Fund without penalty (a) on sixty (60) days' written notice, by a vote of a majority of the Fund's Independent Board Members or by vote of a majority (as defined in the 1940 Act) of the outstanding voting securities of the Fund, or (b) on ninety (90) days' written notice by the Administrator. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act).

          7.   Amendments

         This Agreement may be amended only by written agreement signed by the Administrator and the Fund. To the extent that a written amendment pursuant to this Section is signed by some but not all of the Funds, such amendment shall be effective only with respect to the Funds that signed such written amendment.

          8.   Service to Other Companies or Accounts

         Each Fund understands that the Administrator now acts as principal underwriter of the Funds and now acts, will continue to act and may act in the future as administrator, co-administrator or administrative services agent to one or more other investment companies, and the Fund has no objection to the Administrator's so acting. Each Fund understands that the persons employed by the Administrator to assist in the performance of the Administrator's duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Administrator or any affiliate of the Administrator to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

          9.   Limitation of Liability

         It is expressly agreed that this Agreement was executed by or on behalf of each Fund and not by the Board members of the Fund or its officers individually, and the obligations of the Fund hereunder shall not be binding upon any of the Board members, shareholders, nominees, officers, agents or employees of the Fund individually, but bind only the assets and property of the Fund. The execution and delivery of this Agreement have been authorized by the Board and signed by an authorized officer of each Fund, acting as such, and neither such authorization by such Board nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Fund.

          10.  Choice of Law

         This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York without giving effect to the choice-of-law provisions thereof.

          11.  Counterparts

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         This Agreement may be executed in counterparts, each of which shall be deemed an original.

          12.  Headings

         The headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.


                                     Very truly yours,

                                     CREDIT SUISSE FUNDS LISTED ON EXHIBIT A

                                     By: ____________________________________
                                     Name:
                                     Title:


Accepted:

CREDIT SUISSE ASSET MANAGEMENT
  SECURITIES, INC.

By: ______________________________
Name:
Title:

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                                    EXHIBIT A

                               CREDIT SUISSE FUNDS


Credit Suisse Capital Appreciation Fund
Credit Suisse Capital Funds
         Credit Suisse Large Cap Value Fund
         Credit Suisse Small Cap Value Fund
         Credit Suisse Total Return Global Fund
Credit Suisse Cash Reserve Fund, Inc.
Credit Suisse Commodity Return Strategy Fund
Credit Suisse Emerging Markets Fund
Credit Suisse Fixed Income Fund
Credit Suisse Global Fixed Income Fund, Inc.
Credit Suisse Global High Yield Fund, Inc.
Credit Suisse Global Small Cap Fund, Inc.
Credit Suisse Institutional Fixed Income Fund, Inc.
Credit Suisse Institutional Fund, Inc.
         Capital Appreciation Portfolio
         International Focus Portfolio
         Large Cap Value Portfolio
Credit Suisse Institutional Money Market Fund, Inc.
         Government Portfolio
         Prime Portfolio
Credit Suisse International Focus Fund, Inc.
Credit Suisse Japan Equity Fund, Inc.
Credit Suisse Large Cap Blend Fund, Inc.
Credit Suisse Mid-Cap Growth Fund, Inc.
Credit Suisse New York Municipal Fund
Credit Suisse Opportunity Funds
         Credit Suisse High Income Fund
Credit Suisse Short Duration Bond Fund
Credit Suisse Small Cap Growth Fund, Inc.
Credit Suisse Trust
         Blue Chip Portfolio
         Commodity Return Strategy Portfolio
         Emerging Markets Portfolio
         Global Small Cap Portfolio
         International Focus Portfolio
         Large Cap Value Portfolio
         Mid-Cap Growth Portfolio
         Small Cap Growth Portfolio
         Small Cap Value Portfolio


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